News Release

PartnerRe Ltd. Publishes Redefined Financial Reporting Segments

PEMBROKE, Bermuda, January 11, 2011 -- PartnerRe Ltd. (NYSE, Euronext: PRE) today announced it has posted the Company’s redefined financial reporting segment tables on the Company website.

The new segment tables, which include an explanatory note listing the lines of business included in each sub-segment, can be found at www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data. The document includes historical data on both a quarterly and annual basis.

The new presentation continues to include three segments: Non-Life, Life, and Corporate and Other. The Non-Life segment will now have four sub-segments: North America, Global (Non-U.S.) P&C, Global (Non-U.S.) Specialty, and Catastrophe. The Life segment remains unchanged. PARIS RE will no longer be presented as a separate Non-Life sub-segment and its historical results have been recast into the Company’s other Non-Life sub-segments. In addition, management responsibilities for certain lines of business and certain other treaties have been redefined, and accordingly, the historical Non-Life sub-segment results have been recast to reflect these changes.

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2009, total revenues were $5.4 billion. At September 30, 2010, total assets were $24.3 billion, total capital was $8.4 billion and total shareholders’ equity was $7.6 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com